Exhibit 99

Contact:	L-3 Communications
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Appoints Steven M. Post General Counsel

NEW YORK, May 29, 2008 – L-3 Communications (NYSE: LLL) announced today the appointment of Steven M. Post to the position of senior vice president, general counsel and corporate secretary. Previously, Post was the senior vice president, contracts and general counsel for L-3’s Integrated Systems division based in Greenville, Texas. Post’s predecessor, Kathleen Karelis will move to Washington D.C. as senior vice president, leading L-3’s litigation and compliance activities.

“Steve’s diverse legal training and experience in the military and with government contracts makes him ideally suited to provide legal oversight and management for L-3 as we continue to grow our business,” said Michael T. Strianese, president and chief executive officer of L-3 Communications.

Steve Post has more than 30 years of professional legal experience. At L-3 he held several positions with increasing responsibility, first serving as an associate counsel and later group counsel before being promoted to senior vice president and general counsel of the Integrated Systems’ group. Prior to joining L-3, Post was an instructor in the Contract Law department at the Judge Advocate General’s School in Charlottesville, Va. He began his legal and military career at the Office of the Staff Judge Advocate in Ft. Dix, N.J. as the contract and fiscal law advisor and as senior trial counsel. Following that assignment, Post served as a trial attorney in the litigation division for the Judge Advocate General at the Pentagon.

Post earned his law degree from Indiana University, graduating with honors in 1977, and his undergraduate degree from the University of Dayton.

Headquartered in New York City, L-3 Communications employs over 64,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2007 sales of $14 billion.

To learn more about L-3, please visit the company’s Web site at www.L-3Com.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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